Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: November 2007

1)	Beginning of the Month Principal Receivables:	$44,134,458,530.26
2)	Beginning of the Month Finance Charge Receivables:	$947,833,269.62
3)	Beginning of the Month AMF Receivables :	$58,924,996.05
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$45,141,216,795.93

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$44,311,888,551.81
16)	End of the Month Finance Charge Receivables:	$982,862,594.80
17)	End of the Month AMF Receivables	$62,280,076.83
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$45,357,031,223.44

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$38,512,357,603.66

22)	End of the Month Seller Percentage	13.09%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: November 2007

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	383,839	$616,302,371.98
	3)	60 - 89 days delinquent	272,173	$472,977,558.90
	4)	90+ days delinquent	591,084	$1,079,045,468.65

	5)	Total 30+ days delinquent	1,247,096	$2,168,325,399.53

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.78%

7)	Defaulted Accounts during the Month		169,546	$235,321,419.57

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			6.40%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: November 2007

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate **		$8,125,752,338.33	18.00%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,211,884,306.90	16.34%

	3)	Prior Month Billed Finance Charges and Fees	$690,007,670.44
	4)	Amortized AMF Income	$31,712,460.09
	5)	Interchange Collected	$127,546,522.52
	6)	Recoveries of Charged Off Accounts	$69,324,392.80
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$918,591,045.85	24.98%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: November 2007

1)	Beginning Unamortized AMF Balance			$169,342,971.19
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$26,989,445.67
	4)	- Amortized AMF Income	$31,712,460.09
5)	Ending Unamortized AMF Balance			$164,619,956.77

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables